EXHIBIT 99.1

PRESS RELEASE

                       Contact:
                       Amy Ford
                       Director of Investor Relations
                       Cabot Microelectronics Corporation
                                             (630) 499-2600

CABOT MICROELECTRONICS CORPORATION REPORTS
RESULTS FOR SECOND QUARTER OF FISCAL 2010
•	Record Revenue of $98.6 Million
•	Gross Profit Margin of 50.2 Percent of Revenue
•	Earnings Per Share of 47 Cents
•	Strong Balance Sheet with $242 Million of Cash and No Debt

AURORA, IL, April 22, 2010 – Cabot Microelectronics Corporation (Nasdaq:  CCMP), the world’s leading supplier of chemical mechanical planarization (CMP) polishing slurries and growing CMP pad supplier to the semiconductor industry, today reported financial results for its second quarter of fiscal 2010, which ended March 31.

The company reported a record level of quarterly revenue of $98.6 million for its second fiscal quarter, which represents an increase of 117.1 percent compared to the same quarter last year and an increase of 0.9 percent compared to the prior quarter on continued strong demand for the company’s products.  The company achieved a gross profit margin of 50.2 percent of revenue in the second fiscal quarter, diluted earnings per share of $0.47, and cash flow from operations of $20.4 million.  The company’s balance sheet reflects cash and cash equivalents of $241.7 million as of March 31, 2010, and no debt outstanding.

“We are delighted with our strong financial performance this quarter, including our record revenue achievement, in what has historically been a seasonally soft period for the industry and our company.  We are particularly proud of our continued strong gross profit margin performance, which we believe reflects solid utilization of our manufacturing capacity, successful execution of productivity initiatives, integration of our Epoch acquisition and continued growth in our CMP pad business,” said William Noglows, Chairman and CEO of Cabot Microelectronics. “Over the years, we have consistently executed on our strategies and key initiatives, including investments to increase our presence in Asia, optimize our supply chain, reduce variation in our products and develop a pipeline of CMP solutions that add value for our customers.  In our view, the groundwork we have laid steadily over time is paying dividends during the current period of strong industry demand, and we look forward to continuing our strong momentum.”

Key Financial Information

Total second fiscal quarter revenue of $98.6 million represents a 117.1 percent increase from the $45.4 million reported in the same quarter last year and a 0.9 percent increase from $97.7 million in the previous quarter.  The increase in revenue from the same period last year primarily reflects significantly improved economic and industry conditions.  Compared to the prior quarter, sales of CMP polishing pads and slurry for copper and dielectric applications increased, while revenue from the company’s other business areas declined.

Gross profit, expressed as a percentage of revenue, was 50.2 percent this quarter, compared to 28.0 percent in the same quarter a year ago and 51.6 percent last quarter.  Compared to the year ago quarter, gross profit percentage increased primarily due to increased utilization of the company’s manufacturing capacity on significantly higher demand.  The decrease in gross profit percentage versus the previous quarter was primarily due to the absence of a $1.6 million raw material supplier credit related to achieving a certain volume threshold, which benefited first fiscal quarter results.  Year to date, gross profit represented 50.9 percent of revenue, which is slightly above the upper end of the company’s full fiscal year guidance range of 46 to 50 percent of revenue.

Operating expenses, which include research, development and technical, selling and marketing, and general and administrative expenses, were $32.1 million in the second fiscal quarter, or $2.2 million higher than the $30.0 million reported in the same quarter a year ago, driven primarily by higher staffing related costs, travel expenses and professional fees, including costs to enforce the company’s intellectual property.  These cost increases were partially offset by the absence of certain specific cost items recorded in the second fiscal quarter of 2009, including a $1.5 million write-off of in-process research and development expense related to the company’s acquisition of Epoch, a $1.1 million impairment related to certain research and development equipment and a $1.0 million increase in reserve for bad debt expense.  Operating expenses were $2.0 million higher than the $30.1 million reported in the previous quarter, mostly due to increased staffing related costs and professional fees, including costs to enforce the company’s intellectual property.  Year to date, total operating expenses were $62.3 million and the company continues to expect its full year operating expenses to be in the range of $120 million to $125 million for fiscal 2010.

Net income for the quarter was $10.9 million, compared to a net loss of $10.1 million in the same quarter last year and net income of $13.1 million last quarter.  The $2.2 million decrease from the prior quarter was primarily due to the absence of a raw material supplier credit and higher operating expenses.

Diluted earnings per share were $0.47 this quarter, up from a diluted loss per share of $0.44 reported in the second quarter of fiscal 2009 and down from diluted earnings per share of $0.56 reported in the previous quarter.

CONFERENCE CALL
Cabot Microelectronics Corporation’s quarterly earnings conference call will be held today at 9:00 a.m. Central Time.  The live conference call will be available via webcast from the company’s website, www.cabotcmp.com, or by phone at (800) 573-4842.  Callers outside the U.S. can dial (617) 224-4327.  The conference code for the call is 19901661.  A replay will be available through May 20, 2010 via webcast at www.cabotcmp.com.  A transcript of the formal comments made during the conference call will also be available in the Investor Relations section of the company’s website.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP polishing slurries and growing CMP pad supplier to the semiconductor industry. The company's products play a critical role in the production of advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers.  The company’s mission is to create value by developing reliable and innovative solutions, through close customer collaboration, that solve today’s challenges and help enable tomorrow’s technology.  Since becoming an independent public company in 2000, the company has grown to approximately 900 employees on a global basis.  For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Amy Ford, Director of Investor Relations at (630) 499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute “forward looking statements” within the meaning of federal securities regulations. These forward-looking statements include statements related to: future sales and operating results; company and industry growth, contraction or trends; growth or contraction of the markets in which the company participates; international events or various economic factors; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; the acquisition of or investment in other entities; uses and investment of the company’s cash balance; and the construction of facilities by Cabot Microelectronics Corporation. These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics’ filings with the Securities and Exchange Commission (SEC), that could cause actual results to differ materially from those described by these forward-looking statements.  In particular, see "Risk Factors" in the company's quarterly report on Form 10-Q for the quarter ended December 31, 2009 and in the company's annual report on Form 10-K for the fiscal year ended September 30, 2009, both filed with the SEC. Cabot Microelectronics assumes no obligation to update this forward-looking information.

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and amounts in thousands, except per share amounts)

	Quarter Ended			Six Months Ended
	March 31,	December 31,	March 31,	March 31,	March 31,
	2010	2009	2009	2010	2009

Revenue	$98,556	$97,672	$45,399	$196,228	$108,416

Cost of goods sold	49,091	47,264	32,689	96,355	67,000

Gross profit	49,465	50,408	12,710	99,873	41,416

Operating expenses:

Research, development & technical	12,908	12,581	12,621	25,489	24,735

Selling & marketing	6,530	6,322	5,261	12,852	11,234

General & administrative	12,699	11,245	10,590	23,944	21,916

Purchased in-process research and development	-	-	1,500	-	1,500

Total operating expenses	32,137	30,148	29,972	62,285	59,385

Operating income (loss)	17,328	20,260	(17,262)	37,588	(17,969)

Other income (expense), net	(440)	61	477	(379)	1,353

Income (loss) before income taxes	16,888	20,321	(16,785)	37,209	(16,616)

Provision (benefit) for income taxes	5,941	7,197	(6,672)	13,138	(6,619)

Net income (loss)	$10,947	$13,124	$(10,113)	$24,071	$(9,997)

Basic earnings (loss) per share	$0.47	$0.57	$(0.44)	$1.04	$(0.43)

Weighted average basic shares outstanding	23,263	23,167	23,107	23,205	23,053

Diluted earnings (loss) per share	$0.47	$0.56	$(0.44)	$1.03	$(0.43)

Weighted average diluted shares outstanding	23,485	23,294	23,107	23,367	23,053

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)

	March 31,	September 30,
	2010	2009
ASSETS:

Current assets:
Cash, cash equivalents and short-term investments	$241,715	$199,952
Accounts receivable, net	54,828	53,538
Inventories, net	47,323	44,940
Other current assets	18,866	18,422
Total current assets	362,732	316,852

Property, plant and equipment, net	115,480	122,782
Other long-term assets	75,607	75,510
Total assets	$553,819	$515,144

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$16,538	$15,182
Capital lease obligations	1,252	1,210
Accrued expenses and other current liabilities	31,028	23,144
Total current liabilities	48,818	39,536

Capital lease obligations	671	1,308
Other long-term liabilities	3,711	3,571
Total liabilities	53,200	44,415

Stockholders' equity	500,619	470,729
Total liabilities and stockholders' equity	$553,819	$515,144